                                                                    Exhibit 99.2

                                                                Public Relations
                                                                   MetLife, Inc.
For Immediate Release                                          One MetLife Plaza
                                                        27-01 Queens Plaza North
[MetLife Logo]                                        Long Island City, NY 11101




Contacts:   For Media:      John Calagna
                            (212) 578-6252

            For Investors:  Tracey Dedrick
                            (212) 578-5140


                         METLIFE TO SELL 200 PARK AVENUE

NEW YORK, April 1, 2005 - MetLife, Inc. (NYSE: MET) announced today that a contract has been executed to sell its 200 Park Avenue property above Grand Central Station in Manhattan to Tishman Speyer for $1.72 billion. The sale is expected to result in a gain in excess of $750 million, net of income taxes, and will have no material impact on operating earnings. It is anticipated that the sale will close in the second quarter of 2005, subject to customary closing conditions.

The building will continue to serve as the company's corporate headquarters and the familiar "MetLife" sign atop the building will remain in place. After the sale is completed, MetLife plans to maintain a prominent presence in the building, which contains several company offices and MetLife's boardroom.

"200 Park is an iconic and highly valuable asset and we are very pleased with the market reaction we received," said Robert Merck, head of real estate investments for MetLife. "We look forward to continuing our significant presence in this property, which has served as a prominent asset in MetLife's substantial real estate portfolio for more than two decades. Tishman Speyer is one of the leading owners and operators of trophy real estate in Manhattan and we look forward to working with a real estate firm of their caliber and reputation."

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 9 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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